Exhibit 99.1

FOR IMMEDIATE RELEASE

3PAR Contact
John D’Avolio
3PAR
+1 510 668 9328
john.davolio@3PAR.com

3PAR Accepts Matching Acquisition Offer By Dell

Revised transaction valued at approximately $1.8 billion

Fremont, CA, August 27, 2010—3PAR® (NYSE: PAR), the leading global provider of utility storage, today announced it has accepted a matching offer to be acquired by Dell for a price of $27 per share, or approximately $1.8 billion, net of 3PAR’s cash. Accordingly, 3PAR and Dell have signed a second amendment to their previously announced merger agreement reflecting the new offer price, and maintaining the termination fee unchanged at $72 million, which is payable in the event that 3PAR receives and accepts another unsolicited acquisition proposal that its board determines to be superior to Dell’s increased offer.

The cash tender offer commenced on August 23, 2010 by Dell, through a wholly-owned subsidiary, is for all outstanding shares of 3PAR common stock, without interest, and subject to reduction for any federal back-up withholding or other taxes. The offer documents will be amended to reflect the new offer price, but this will not alter the timing of the acquisition. Unless extended, the tender offer and any withdrawal rights to which 3PAR stockholders may be entitled will expire at midnight, EDT, on Sept. 20, 2010. Following acceptance for payment of shares in the tender offer and completion of the transactions contemplated in the merger agreement, 3PAR would become a wholly-owned subsidiary of Dell.

The board of directors of 3PAR continues to unanimously recommend that 3PAR stockholders accept Dell’s tender offer and tender their shares in such offer.

About 3PAR

3PAR® (NYSE: PAR) is the leading global provider of utility storage, a category of highly virtualized, dynamically tiered, multi-tenant storage arrays built for public and private cloud computing. Our virtualized storage platform was built from the ground up to be agile and efficient and to eliminate the limitations of traditional storage arrays for utility infrastructures. As a pioneer of thin provisioning and other storage virtualization technologies, we design our products to reduce power consumption to help companies meet their green computing initiatives and to cut storage total cost of ownership. 3PAR customers have used our self-managing, efficient, and adaptable utility storage systems to reduce administration time and provisioning complexity, to improve server and storage utilization, and to scale and adapt flexibly in response to continuous growth and changing business needs. For more information, visit the 3PAR Website at: www.3PAR.com.

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This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities. The tender offer described herein is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Dell Inc. and

Dell Trinity Holdings Corp. filed with the SEC on a Tender Offer Statement on Schedule TO on August 23, 2010. In addition, 3PAR Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on August 23, 2010. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained free of charge from D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 769-4414 (banks and brokers call collect (212) 269-5550). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

Statements in this release that relate to future results and events are forward-looking statements based on 3PAR’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, 3PAR’s business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; that the parties are unable to successfully implement integration strategies; and other risks that are described in 3PAR’s Securities and Exchange Commission reports, including but not limited to the risks described in 3PAR’s Annual Report on Form 10-K for its fiscal year ended March 31, 2010. 3PAR assumes no obligation to update these forward-looking statements.